State of Delaware Secretary of State Division of Corporations Delivered 12:57 PM 10/08/2014 FILED 12:52 PM 10/08/2014 SRV 141270485 - 4394720 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

BERGIO INTERNATIONAL, INC.

            Bergio International, Inc., a corporation incorporated under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

1.         That Article IV of the Certificate of Incorporation of the Corporation is amended to read, in its entirety, as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Six Billion Ten Million (6,010,000,000) shares, of which Six Billion (6,000,000,000) shares shall be designated as the common stock, par value $0.00001 per share, and Ten Million (10,000,000) shares shall be designated as the preferred stock, par value $0.00001 per share, of the Corporation.

Effective as of the opening of business on October 9, 2014, each one thousand (1,000) shares of the Corporation’s common stock, par value $0.00001 per share, issued and outstanding as of that date shall be converted and reclassified into one (1) share of the Corporation’s common stock, par value $0.00001 per share.  Any fractional shares resulting from conversion will be rounded up to the nearest whole number.”

2.         That the Board of Directors of the Corporation authorized and approved the foregoing amendment by unanimous written consent in lieu of a meeting on August 21, 2014, declaring said amendment to be advisable and presented it to the majority stockholder of the Corporation for consideration thereof.

3.         That thereafter, the holder of the majority of the total voting power of all issued and outstanding voting capital of the Corporation authorized the amendment by written consent in lieu of a meeting on August 21, 2014.

4.         The foregoing amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 7th day of October, 2014.

/s/ BERGE ABAJIAN

Berge Abajian

Chief Executive Officer